EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2
(Form Type)

Private Debt & Income Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares of beneficial interest	457(o)	—	—	$1,000,000	.00015310	$153.10
				Total Offering Amount		$1,000,000		$153.10
				Net Fee Due				$153.10

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.